Exhibit 99.1
Independent Bank Corp.
January 20, 2006
10:00 A.M.
OPERATOR:
Greetings, ladies and gentlemen, and thank you for holding. Welcome to the Independent Bank Corp. fourth quarter earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, press star-0. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Denis Sheehan, Chief Financial Officer and Treasurer of Independent Bank Corp. Thank you Mr. Sheehan, you may begin.
Denis Sheahan, CFO & Treasurer:
Good morning, thank you for joining us on the call. This mornings agenda will include my review of our fourth quarter 2005 earnings release, and a discussion of the announced stock buyback program.
Followed by comments from Chris Oddleifson, our Chief Executive Officer. I will then discuss earnings guidance for 2006 and we’ll end the call with a Q&A period.
With me on the call today are Chris Oddleifson, President and Chief Executive Officer of Independent Bank Corp., and Barry Jenson and Rob Cozzone of our finance department.
Before I review our fourth quarter earnings release, I will read the cautioner statement.
This conference call may contain certain forward-looking statements with respect to the financial condition, results of operations, and business of Independent Bank Corp.. Actual results may differ from those contemplated by these statements. Independent Bank Corp. wishes to caution listeners not to place undue reliance on any forward-looking statements and disclaims any intent to update publicly any such forward-looking statements whether in response to new information, future events, or otherwise.
I’ll now review our earnings release.
Independent Bank Corp. reported net income of $8.6 million, a decrease of $619,000, or 7%, for the quarter ended December 31st, 2005, and net income of $33.2 million, an increase of $2.4 million, or 8% for the 12 months ended December 31st, 2005, as compared to the prior year periods. This represents GAAP diluted earnings per share of 55 cents for the fourth quarter of ‘05, and $2.14 for the fiscal year ending December 31, ‘05.
On an operating basis, diluted earnings per share increased by 10%, and 11% respectively, to 57 cents and $2.13 for the quarter, and 12-month periods ending

December 31, ‘05, from the 52 cents and $1.92 for the same periods last year.Operating earnings excludes securities gains, a gain on sale of a branch, merger and acquisition expense, and severance expense resulting from staff reductions from each period.
And now balance sheet changes in the quarter. The fourth quarter of 2005 represents a continuation of prudent balance sheet discipline whereby we are focusing on revenue growth from higher value segments such as commercial lending and home equity, and less emphasis on lower profitability segments such as securities, indirect auto, and residential portfolio lending.
We expect this trend to continue in 2006.
Securities continue to decrease in the fourth quarter, bringing the total decrease for 2005 to $102 million, or 12%. Management does not intend to grow the securities portfolio in the current yield curve environment. Securities represented 23.6% of total assets at December 31st, ‘05, a significant decrease from 28% of assets a year ago.
In the loan portfolio, the trends seen earlier in 2005 continued in the fourth quarter as growth was concentrated in the commercial and home equity businesses with less emphasis placed on either indirect auto lending or residential portfolio lending.
For the year, total loan portfolio growth was solid at 6.5%, with commercial including business banking increasing by 10%, home equity by 29%, and the indirect auto and residential portfolio businesses decreasing by 7% and 2% respectively.
Deposits grew by $33 million in the fourth quarter of 2005, and $145 million or 7% for fiscal 2005. Deposit pricing competition remains strong in our markets. We are satisfied with the growth experienced in 2005, and remain committed to deposit generation and are selective in deposit promotion in an effort to control the bank’s cost of funds.
Now the income statement. The net interest margin for the fourth quarter of 2005 was 3.92%. This represents continued good stability in the net interest margin and expansion from the first half of 2005. We hope for this stability to continue through the growth of the higher yielding asset categories such as commercial and home equity, and less emphasis on the lower yielding asset classes discussed previously. This combined with a focus on profitable deposit growth should provide continued net interest margin stability in 2006.
Noninterest income. Excluding a gain on the sale of a branch in the prior year quarter, noninterest income improved by $558,000, or 9%, due to improved mortgage banking revenue, deposit service charges, and invest management revenue. While mortgage banking income improved over the prior year quarter, it is somewhat less than our expectation, primarily due to nonproduction-related charges for mortgage banking derivatives, and increased prepayment speeds totaling $250,000.

On a full year basis, noninterest income excluding security gains and the branch sale gain improved by 5.5%. Assets under administration in our investment management business increased by $116 million to $680 million at December 31st, 2005, an increase of 21%. Fee income associated with this business rose $604,000, or 13% for the year.
Noninterest expense decreased by 3% as compared to the fourth quarter of last year, primarily due to lower performance based compensation accruals in the fourth quarter of 2005. You will recall the company recorded a large incentive accrual in the fourth quarter of 2004. The fourth quarter of ‘04 also included higher consulting charges associated with retail process improvement.
On the cost control fronts, the fourth quarter of 2005 includes a one-time severance charge of $330,000 pretax, associated with the elimination of a number of positions in our consumer business banking and technology areas. For fiscal 2005, non-interest expense excluding severance charges and M&A charges increased 4%.
Now asset quality. Nonperforming assets of $3.3 million represents just 11 basis points of total assets. The allowance for loan losses as a percentage of loans was 1.31% at December 31st, ‘05. Net charge-offs for the quarter were $886,000, or 18 basis points of average loans on an annualized basis, and $2.7 million, or 14 basis points for the year. As anticipated, charge-offs increased in the fourth quarter due to the new bankruptcy law. We expect some continuation of this into the first quarter of 2006. Loan delinquency increased from 55 basis points in the third quarter of 2005 to 81 basis points at December 31st.
The increase is due to both increases in consumer and commercial real estate delinquency. The increased consumer delinquency is generally as a result of expected seasonality of the indirect auto loan portfolio, as well as a short-term spike due to the bankruptcy law change. The increased commercial real estate delinquency is primarily due to two credits, both of which we believe are adequately collateralized.
Capital Management. The company and the bank are well capitalized by all bank regulatory measures at December 31st, 2005. The company’s tangible equity to tangible assets ratio improved to 5.74% at December 31, ‘05, and on an adjusted basis to account for the deductibility of the majority of the company’s goodwill, adjusted tangible equity improved to 6.23% at December 31st, 2005.
As announced yesterday, we plan to execute a stock buyback in 2006 equal to approximately 5% of the company’s common stock, or 800,000 shares. We expect 2006 to be a slow growth year for the balance sheet, as we continue to decrease the securities portfolio and less profitable loan categories.
This implies the generation of capital in excess of our need and for this reason we’ve decided to execute a stock buyback that will take place throughout 2006 while maintaining strong capital levels.

I’ll now turn the call over to Chris for his comments.
Chris Oddleifson, President & CEO:
Good morning, thank you, Denis. I’d like to spend a few minutes commenting on our performance in 2005 and talk about 2006 as well.
I am pleased with our overall performance for the quarter, and for the year on a GAAP and operating basis. I’m particularly pleased with our year over year operating earnings improvement in the quarterly trend. Our operating earnings per share increased 11% year over year, and in 2005 quarterly operating earnings performance started at 50 cents per share in the first quarter and ended with 57 cents per share in the fourth quarter.
This performance in a challenging banking environment is a result of prudent balance sheet management disciplined expense control and good execution of our business unit and company strategies. Despite a continuing unfavorable yield curve environment, our net interest margin expanded into the 3.90%’s in the third quarter and remained stable into fourth. As Denis described in his comments, this improved margin is due to our balance sheet discipline in both the asset and the liability side of the balance sheet.
I’m also pleased with our growth in non-interest income in 05 starting with increases in our investment assets under management, mortgage banking production for sale improvement, and higher deposit account service charges. And our credit quality remains excellent.
While management expense is always important it is especially critical in our view in times of flattening yield curve. In 2005, we doggedly examined our businesses and operations for cost reduction opportunities that would not impact our top flight customer service and business development efforts. We improved our branch staffing model, so we better matched our staff levels at any particular time during the day with customer demand at any particular time during the day. We combined a portion of our operations area. We improved processes in our technology area, and last quarter, as you all know, we reduced management overhead in certain areas.
During ‘05 we hired an expert in business process redesign, so that instead of relying on outside experts periodically, we will review departments, divisions, operational processes on an ongoing basis looking for additional ways to reduce costs and operate in a more effective customer-oriented manner.
Our non-interest expense increased 3.6% year over year, modest given some of the benefit cost increases, and our operating efficiency ratio in ‘05 was 60.6% down from 63.2% in ‘04.
As you all are aware as all the regular participants on our earnings call, Rockland Trust has been implementing a company strengthening and growth plan agenda for the last two years, and I believe our ‘05 performance demonstrates how our efforts have taken hold and produced results. Our efforts are built upon the established Rockland Trust regional brand introduced in 1907 and now a dominant market share in our primary county. Now nearly a hundred years later from our founding, we find ourselves in an interesting and increasingly unique position due to the all the M&A activity in our area, that we’re large enough to have a full complement of product and services, the market, retail businesses and commercial customers would expect at a large bank and we’re a market dominator, really, by lower mid market and small businesses. Yet we are small enough to be viewed as a community bank with a commitment to high touch customer service, with more convenience in our primary county than anyone else.
One performance measure we focus on to evaluate whether our position is compelling, in addition to the income statement and balance sheet items we’ve discussed so far, is our household growth. Core consumer checking households have increased 7% this year, over 4,000 households. And our core business checking customers have increased on a 10% annual basis. We believe these are very strong numbers, as they outpace the market growth rate significantly during 2005.
Underlying the performance numbers and growth measures, we have accomplished a great deal to strengthen the bank during 2005. For example, in our commercial banking business, we introduced a new remote deposit capture product allowing our customers to deposit checks from their office. And our business development efforts are going full tilt leveraging our unique positioning there. We fully funded our new market tax credit CDE, and are well on our way to fully lending those assets.
We implemented a new credit rating methodology that increases our categories to 10 from 7 allowing us to have an even better understanding of the performance of our commercial portfolio. All this while continuing, as Denis described, maintaining a robust credit quality. In our branch business we’ve made great strides increasing the effectiveness of our network which provide significant relationship development and sales training for our staff, extending branch hours across the network, including Sunday hours in busy retail markets. Interestingly when you first open a branch on Sunday, it is slow, and several of the branches we opened on Sunday they are now becoming some of the busiest branches in our network. We developed new service standards with the goal of creating a best in class customer experience. We introduced a quarterly incentive program to more tightly tie branch performance with payout. Reduce that line of sight.
Selectively adding combining selling and closing branches and are implementing new branch customer experience elements. Coffee stations, kids’ corners, plasma TVs. A lot of appearance improvements. Our mortgage and home equity divisions we added mortgage banking products and streamlined our processes. For example, we’ve implemented a web-based mortgage application decision engine in conjunction with Fannie Mae.
We have made a lot of progress, across the bank on enhancing our people development processes. In addition to our extensive continuing skills training we have developed a core management curriculum, expanded sales and service training to tellers. Continued our mortgage loan officer university and continued our important diversity awareness work. We continue to push forward on improving our information infrastructure and analysis capability which gives us key insights into the performance of our businesses. That was first applied as I think you will recall in our indirect auto lending area, understanding loan performance at a very granular level. Leading us to the conclusion we need to diminish the originations in this business because it was not providing the shareholder return we expect.
It’s given us the confidence to increase our home equity in deposit origination direct mail activity. For example, we conducted 6 major retail consumer deposit marketing programs, resulting in over $90 million in new deposits in 2005.
The information infrastructure is a nontrivial. This is not about acts of ad hoc Excel spreadsheets and Access databases. This is not only a systemic robust way of managing the data; it’s the people we have that look at the data, analyze the data and help us understand what it all means, and where we’re being successful, where we’re not, leveraging where we’re successful.
All these actions, plus many more, contributed to our success in ‘05, and strengthens us for what we believe is going to be even more challenging environment in 2006. I say it’s going to be challenging because of the flat yield curve has made several of our core earnings asset categories less attractive. In addition, the competition for loans and deposits remains intense and we’re seeing some from our point of view illogical pricing behavior in the marketplace.
One result of all this is that we’re seeing some softening loan demand, while we ended 04 with an extremely strong commercial loan pipeline, we’ve ended ‘05 with a smaller pipeline, and we’re seeing similar phenomenon on the residential mortgage side. Another example, as I have discussed in previous calls, is that we are simply letting some of our initial deposits leave the bank because we’re simply not going to meet the above wholesale rates being offered by some competitors.
Despite this challenging picture I’ve painted, I’m still confident that we’re building a bank with increasing franchise value. And in our 2006 strategy focused on continuing what many will say is basic block and tackling. It is continuing the track we’re on. Specifically, in ‘06 we’ll focus on building and enhancing customer relationships and we’re going to continue to build our franchise one household and one business at a time. My colleagues at Rockland Trust are much more adept at finding and understanding the needs of our customers and prospects, and providing a Rockland Trust solution. We’re going to continue to obsess about how we improve our customer service experience. We have spent a lot of time enhancing how our various business units work together, how they collaborate, coordinate. The team work. The management team is working hard to knock down any signs of organizational boundaries evident to customers. We’re teaming across the bank to satisfy customers. And this is really what helps us distinguish ourselves from big banks that have a more difficult time doing that.

And of course we’ll constantly look to evaluate and implement new products and services, and remote deposit capture is a great example of that. Rockland Trust is nothing without its people. We have upgraded our people skills. When we hire, we hire excellent, excellent staff. We’ll continue to aggressively train people in technical managerial and leadership training. We have continuing to emphasize ongoing coaching to improve performance. And we also have a varying gauging environment by creating not only funds but challenging professional culture. We are going to expand into new markets and opportunistically evaluate acquisition candidates. We’re opening a new office in New Bedford for commercial lending, mortgage origination, and investment management group and we are in the midst of evaluating several very attractive markets for our retail branches that will be able to deploy our business model into those markets, but I’m hesitant to mention those markets at this point. Until that gets a little more nailed down.
In 2006 we are going to continue to enhance our leverage information infrastructure and analysis capability. We just are really focused on understanding the economics of each business, of each product, of customers, and utilizing that information, that insight, in acquiring new customers and managing relationships, which will include an increased direct mail focus in 2006.
We have introduced risk-based pricing in the consumer side last year, to better match our pricing your expected economics and we’ll do more of that in 2006. As I mentioned, our direct mail program is highly information infrastructure dependent and highly based on the understanding of the associated economics.
We’re having a lot of success using direct mail offers to convince prospects to try us out and once they do, the vast majority stay and our analysis shows that they expand their relationship over time. And part of this information game is keeping track of the traunches of offer and watching how that population of customers in those traunches behave over time. Not just whether they respond to the initial offer. And we’re seeing great results over time of some of the offers we had in ‘04 and in early ‘05. As I discussed, we’re going to continue to be diligent at understanding how we improve our operations efficiency and effectiveness. While enhancing the customer experience I’ve discussed.
Of course we’re continuing to focus on risk management compliance, and as Denis described, we are very committed to managing the balance sheet and your capital with great discipline.
Our board of directors as Denis described approved a 5% buy share buyback program yesterday. We’re comfortable in implementing this program throughout ‘06 as we view this year as a slow growth year due to the interest rate environment. We have said this manifests itself in two areas, in particular on our balance sheet securities and indirect auto. However, we’re sounding a bit like a broken record. We’re unwilling to invest shareholder capital to grow these asset categories in the current interest rate environment.

For these reasons we think it makes financial sense to begin a buyback. I am enthusiastic about our prospects in ‘06 and beyond because to distill it down, we are fortunate to operate in a healthy growing area of Massachusetts. We’re fortunate to have a highly capable team that’s getting better all the time through new hires and through our development activity that enjoys working at the bank we have a highly positive culture, and critically important, we like working together, serving our customers and we’re constantly asking ourselves how to knock down silos that tend to crop up in any organization.
We’re fortunate we have a rock solid credit culture and a culture that focuses on the economics of the business we’re in and makes shareholder value oriented decisions, not short-term earnings driven decision. We have a business model I believe that has proven to attract households at an above market growth rate. And news we have an increasing number of loyal customers who like doing business with Rockland Trust company. And we’ve spent the last two or three years really getting the fundamentals in line across the bank, and our expansion in New Bedford and the to be announced retail market I think is now ready to apply this business model over larger geographies.
All this combined tells me that we’re building an ever-improving and enduring franchise, and one that will continue to create value for our shareholders. Thank you. And back to Denis.
Denis Sheahan, CFO & Treasurer:
Thank you, Chris. I’ll now cover earnings guidance for 2006. We expect GAAP and operating diluted earnings per share for 2006 of $2.24. Equating to an increase of 5% over 2005 performance. This estimate includes expense for stock options and restricted stock awards of $110,000. I would remind those of you that prepare quarterly estimates to remember the seasonality of our earnings stream. Typically, IND B’s earnings drop in the first quarter of the year and then build throughout the remainder of the year. I expect that trend to continue in 2006.
In terms of balance sheet growth, I expect securities to continue to decline, ending 2006 at 20% of assets. By the end of ‘06 this will represent a decrease in the securities portfolio of $200 million since the end of 2004. Loans are expected to grow at 5%, driven by commercial and home equity origination. Deposits are assumed to grow at 4%, and we expect to continue our strategy of focusing on core household generation and not money deposits.
Assuming the current yield curve persists and with a continued management focus on deposit spread and the transition of earning assets into higher yielding categories, I expect an interest margin to gradually expand in 2006 to the 4% level. Obviously changes in the shape of the yield curve may affect these projections and will be considered when I update estimates at future conference calls.

Collectively, this translates to a slower growth year in 2006, but one where the mix of earnings assets is improving from a profitability perspective. This concludes the presentation and I will now open the call for questions.
OPERATOR:
(operator instructions).
Our first question is coming from Lori Huntsiger with FBR.
<Q>: Hi, Chris and Denis.
<A>: Good morning, Lori.
<Q>: Just a couple questions. First housekeeping. Balance sheet shares at period end, what was that number?
<A>: One moment.
<Q>: Maybe while you’re looking for that, can you also comment on where you all stand as far as additional investments in the CDE, or what sort of tax rate we could expect for ‘06?
<A>: Sure. First of all, period end common outstanding, Lori, is 15,462,174, and we had 48,333 in treasury, so net the two of those to get the net common outstanding.
<Q>: Great, thank you.
<A>: Secondly, was tax rate, I think we’re expecting around 32% of a tax rate in 2006. It is up somewhat from the 2005 level, and that’s in part because we have less of a securities portfolio, and in Massachusetts many of our — your securities are held in securities corporations, which have a favorable — more favorable tax treatment. So by changing the mix of our balance sheet to have less securities, it tends to increase tax rate. So roughly 32% for ‘06.
Then as far as the new market tax credits on our community development entity, we are fully invested at this point in our community development entity. Just to remind you, we received $30 million of new market tax credit allocation and all $30 million as of the end of 2005 is invested in our community development entity.
<A>: We should point out it’s not fully lended out but will be over the next several quarters.
<Q>: Okay. And then also on your income statement, under the other, other income category, it looked like that had jumped up from last quarter. Had been running sort, 7, 750. It was $924. Is there anything nonrecurring in that number?

<A>: No, it’s just — it’s nothing unusual that created the increase. Just a number of small items.
<Q>: Okay. And then from the standpoint of auto, maybe you can just take us through that a little bit in terms of where you are now as far as your average FICO and possibly what — in terms of the charge-offs that we saw this quarter, the 886,000, how much of that came from the auto portfolio?
<A>: Nearly all of it. I mean some of it was on other consumer unsecured, or small business bank, but the majority of our charge-offs come from indirect auto. The FICO I think is 7 — yeah, 718 as of December 31st for the indirect auto portfolio.
<A>: Lori, I want to point out part of the reason delinquency is going up is because we are — this is speedboat, are you familiar with the speedboat effect? We are not laying on new assets.
<Q>: Right.
<A>: The denominator is not growing, so the average age of the portfolio is going up.
<Q>: Right.
<A>: And thus following your expected delinquencies by traunche, by origination traunche, you’d expect the delinquencies to go up.
<Q>: That makes sense. Never heard that, though, speedboat effect.
Okay, when do you sort of foresee that indirect auto portfolio running off. I know the average life was running about two years.
<A>: We’re not out of the business.
<Q>: You just have deemphasized it. Where would you like it to be?
<A>: We’d like it to come back to its original state of fabulous profitability. But barring that, I’ll let Denis — Lori, we are looking, there is still segments of the indirect auto business that we find profitable. There are others that are not, and we’re paying very close attention to it now. We expect it to continue to decline in 2006, but we’re not prepared to say at this point that we are eliminating that business, because there still are some profitable, very profitable categories for us.
<Q>: And what differentiates that, the profitable categories from the ones that aren’t?
<A>: I’m not sure I want to give away or talk a lot about that, because of the proprietary nature of our information based strategy, really sort of is where the rubber meets the road.

What we’ve done with our indirect portfolio, we’ve stratified the losses so we have expected loss estimates by a number of categories. New, old, by FICO, of course, and by some other dimensions. That is sort of the secret ingredient to us understanding, then, the complete economics of an auto loan at the loan level. And then we can say, listen, for a car this vintage or this age, from this dealership, under this sort of reserve methodology, this is our net present value we’d expect. And is it above or below hurdle. It’s from that that we focus in on the profitable segments and diminish the reduced unprofitable segments.
Now, when you add it all up, what that says is our portfolio has to — we need to deemphasize — we have to come off the level of originations that we were at before. So that — is that helpful, Lori?
<Q>: That helps a lot. Also, on credit, do you have a breakdown in terms of your nonperforming loan detail, how much is commercial real estate nonperformers, how much is consumer, how much is CNI?
<A>: Bear with me a second, Lori.
<Q>: And the credits, do you expect those to cure in ‘06?
<A>: Yes, we expect them to cure in ‘06.
<A>: And the two credits I was referring to for commercials that was in delinquencies not in nonperformers.
<Q>: Okay.
<Q>: So the million dollars uptick, what primary category was that in?
<A>: Residential, I think was the primary increase.
<A>: Lori, rather than holding on, this let me get back to you.
<Q>: And absolutely. And one other thing you mentioned the New Bedford office and possibly several more retail markets that you’re looking at. Can you just remind us where you ended the year in terms of number of branches, and what we’ll see in terms of openings.
<A>: 52.
<Q>: 52, okay. And your commercial lending centers, seven?
<A>: 52 branches, 50 of which are full service, two are part time. One is a high school branch, one is a part-time branch and in a retirement community. Commercial lending centers, combined ones, what are we? Seven.

<A>: We’re at seven.
<Q>: And then the investment management offices?
<A>: We have three.
<Q>: Okay. And then the residential centers, three?
<A>: No, we have more than that. We have, what seven or so. You’re testing us in the real fundamentals.
<Q>: Sorry. Can you just give us sort of generally what your plans are in terms of ‘06 for openings?
<A>: Yeah, we’re opening in New Bedford and then the retail opening probably won’t happen until very late this year. If not into ‘07, given the site location, building it out and so on.
<Q>: Thank you very much, and great job on announcing the buyback.
<A>: Thanks, Lori.
OPERATOR:
(Operator instructions)
Our next question is coming from Bryce Rowe of Stiefel Nicholas. Please proceed with your question.
<Q>: Thanks, good morning, guys.
<A>: Good morning, Bryce. I like the new name.
<Q>: Yeah, some people are having a hard time pronouncing it. Two questions for you. First question. Denis, what kind of cash flow are you expecting from the securities portfolio in 2006? And the second question is, are you guys targeting adjusted tangible capital ratio for the deductibility of goodwill, and does the $2.24 estimate incorporate the 800,000 shares of stock buyback?
<A>: Okay. I guess I’ll start in reverse order.
The $2.24 estimate does include the impact of the buyback, but it’s not — you know, we’re not assuming that we will execute the 800,000 share buyback very quickly. We think it will happen throughout 2006, so we’ve assumed about half, about 400,000 shares on average will impact our diluted share calculation in ‘06.

<Q>: Okay.
<A>: Adjusted — we are not targeting an adjusted tangible equity ratio. We provide that information to you because we have this unique situation where the majority of our goodwill is deductible for tax purposes. We do watch the, I guess the traditional measure of tangible equity very closely, which for us was 5.74% at the end of the year. We would not execute on the buyback — we would not buy back tangible equity below 5%. Really how this buyback is going to be executed is we’re going to earn our way into it throughout 2006. As I said in my comment, it’s going to be a slow growth year for the balance sheet so as we grow retained earnings we’ll grow into the buyback.
<Q>: Okay.
<A>: As far as cash flow on the securities portfolio, we’re estimating in the current rate environment, which certainly can change, in the region of $100 million of cash flow off the securities portfolio in ‘06.
<Q>: Okay. I appreciate it, it thanks, guys.
<A>: You’re welcome.
OPERATOR:
Our next question is coming from David D. of FTN. Please proceed.
<Q>: Good morning.
<A>: Good morning.
<Q>: Can you give us a little more detail on what’s leading to the slowdown in lending, and also what your outlook is for mortgage and your gain on sale?
<A>: Sure. On the commercial side first, David, you know, our senior lending, I’ll parrot what he tells me about the business, and that is that on the commercial side, which you know, we do expect to grow this year, we do see a bit of a slowdown at the moment. A number of things. Given the environment that we operate in the south shore, there’s a lot of construction, a lot of construction lending, and that’s helped our commercial portfolio grow pretty well over the past number of years. The increase in the is that right end of the yield curve has affected construction lending. You know, projects are — it’s becoming more difficult for projects to cash flow with the increase in short-term rates. And secondly, the cost of land. The cost of land we feel is — has risen fairly extensively and it also makes it difficult for developers to make those projects in a profitable way. So that’s caused we think a little bit of slowdown on the construction side. And the rate environment as well overall.

The mortgage business and home equity, while we do have good expectations for home equity this year, but the mortgage business you know, we expect that there is — we’re seeing already a slowdown in the housing market in this area. We are hopeful that we can continue to be successful, we know we can continue to be successful in the mortgage business, but we expect it to be somewhat flat over the coming year. If not down. Because of the overall environment for the mortgage business at this point.
<A>: A mitigating factor for us in the mortgage business is we have really built up what I would call a pretty robust mortgage banking capability, where we not only have our portfolio products but we have many, many investor products. I think for those familiar with the industry sometimes you measure it by the length of our pricing sheets. Our pricing sheets have grown from 4 pages to 19 pages. There are a lot of options our originators are carrying around with them in terms of meeting our customers’ needs.
The trend in Massachusetts is that the large national players, WAMU, Countrywide, a couple others, have really come in and taken a lot of share. Because they had very robust mortgage banking capability as well. We believe we’re increasingly better positioned against the big banks, and believe that we have the — a very efficient back office. And our challenge our limited growth because we have a very small market share in Massachusetts. Our limited growth is recruiting mortgage originators, and that’s a little bit of a journey because banks of our size aren’t typically known for having the sort of capability we have. And so I — despite the fact that nationally originations are projected to be down, and in Massachusetts they’re projected to be down, we are sort of staying flat and not seeing a lot of growth. I think there is potential for growth in here that might not meet the eye.
<Q>: Okay. You’re referring to flat from the fourth quarter? Or from the full year?
<A>: This is in mortgage banking?
<Q>: Yeah, in our gain on sale.
<A>: We’re expecting the full year mortgage banking revenue, the noninterest income component, to be flat at best in 2006.
<Q>: Okay. And then can you comment on what some of the factors are that would lead to your expense growth, what some of your assumptions are there for the year?
<A>: Expense growth, I think we’re expecting pretty consistent with ‘05, about 4% in expense growth. You know, we do have the expansion into New Bedford in our commercial area, so we will obviously see some increase in salaries and benefit there. Benefit cost overall is increasing whether it be medical insurance or pension, factors such as that that are affecting our benefit line. But those would really be the primary factors, as well as traditional merit increases in salaries impacting ‘06.
<Q>: Okay, thank you.

<A>: Sure.
OPERATOR:
We show no further questions in the queue at this time.
<A>: I would just like to add, I have looked up the nonperforming asset information, I want to provide that to everybody based on Lori’s question. Nonperforming assets at December of ‘05 are $3.3 million, breaking it down roughly commercial loans 250,000, residential real estate 1.9 million, commercial real estate 313,000, installment loans and consumer and small business about 660,000, and then that’s total amount accruing. We have some loans 90 days past due and still accruing. All in consumer of $228,000. That breaks down the 3.3. I thank everybody for joining us on the call and look forward to speaking with you after our first quarter earnings announcement. Thank you.
<A>: Thank you.
OPERATOR:
Ladies and gentlemen, this does conclude today’s teleconference at this time. You may disconnect your lines. Thank you for your participation.